Exhibit 10.92

December 31, 2008

Joseph Caiazzo
395 East 5th Street
Brooklyn, NY  11218

Dear Mr. Caiazzo:

This letter sets forth proposals for the amendment of your employment agreement with Franklin Credit Management Corporation, effective as of June 1, 2005, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

1.	We hereby propose to amend your employment agreement by adding the following new sentence to the end of Section 5(b):

“Any bonus pursuant to this Section 5(b) shall be paid no later than two and one-half (2½) months following the last day of the tax year in which the bonus was earned.”

2.	We hereby propose to amend your employment agreement by adding the following new sentence to the end of Section 11(c):

“Notwithstanding the foregoing, the occurrence of any of the events described in (1) and (2) above shall not constitute “good reason” unless (i) Employee gives FCMC written notice, within ninety (90) days after Employee has knowledge of the occurrence of any of the events described in (1) and (2) above, that such circumstances constitute good reason, (ii) FCMC thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice and (iii) the Employee terminates employment no later than two (2) years following the occurrence of such circumstance.”

3.	We hereby propose to amend your employment agreement by adding the following new sentences to the end of Paragraph 12(b):

“Such payments under this Paragraph 12(b) shall only be made after Employee has incurred a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Furthermore, during the first six (6) months following Employee’s separation from service, the aggregate amount of such payments made under this Paragraph 12(b) shall not exceed two times the lesser of (1) the sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to FCMC for the year preceding the year in which Employee separated from service, adjusted for any increase during that year that was expected to continue indefinitely if Employee had not separated from service or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee separated from service.  Any payment prohibited by the preceding sentence shall be paid on the date occurring six (6) months and one (1) day following Employee’s separation from service.  Notwithstanding the foregoing, any payment under this Paragraph 12(b) shall be postponed to the date that is six months and one day following the Employee’s separation from service to the extent that such postponement is necessary to prevent the imposition of the additional tax under Section 409A(a)(B) of the Internal Revenue Code.”

If you agree to the foregoing, please sign where indicated below and return the signed copy to me.  Otherwise, the agreement will continue in full force and effect, without amendment.

                                                                Sincerely,

                                                                FRANKLIN CREDIT MANAGEMENT CORPORATION

                                                                /s/ Alexander Gordon Jardin
                                                                Name: Alexander Gordon Jardin
                                                                Title:   CEO

AGREED AND ACCEPTED

/s/ Joseph Caiazzo
Joseph Caiazzo

Date: 12/31/08